Exhibit 107

Calculation of Filing Fee Tables

Form F-3
(Form Type)

Nomura America Finance, LLC

Nomura Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule or Instruction	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	Senior Debt Securities	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)
	Guarantees of Debt Securities (3)	-	-	-	-	-		-
Fees Previously Paid	-	-	-	-	-	-		-
Carry Forward Securities
Carry Forward Securities	-	-	-	-		-			-	-	-	-
		Total Offering Amounts				(1)		(2)
		Total Fees Previously Paid						-
		Total Fee Offsets						-
		Net Fee Due						(2)

(1)             An indeterminate aggregate principal amount or number of securities is being registered as may from time to time be offered in U.S. dollars or the equivalent in other currencies and at indeterminate offering prices.

(2)             In reliance on Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the registrants are deferring payment of all of the registration fees relating to the registration of securities hereby.

(3)            Pursuant to Rule 457(n), no separate fee for the guarantees is payable.